UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2021

EASTMAN KODAK COMPANY

(Exact name of registrant as specified in its charter)

NEW JERSEY	1-87)	16-0417150
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

343 State Street

Rochester, NY 14650

(Address of principal executive offices with zip code)

(585) 724-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	KODK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2021, Eastman Kodak Company (the “Company”) entered into an Executive Chairman and CEO Agreement (the “New Employment Agreement”) with James V. Continenza, the Company’s Executive Chairman and Chief Executive Officer, effective as of February 26, 2021 (the “Effective Date”) and having a three-year term (the “Term”). The New Employment Agreement replaces in its entirety Mr. Continenza’s prior employment agreement with the Company, dated February 20, 2019 (the “Prior Employment Agreement”), the scheduled term of which expired on February 19, 2021 (the “Expiration Date”). The New Employment Agreement provides that the terms of Prior Employment Agreement will apply to Mr. Continenza’s employment for the period between the Expiration Date and the Effective Date.

Under the New Employment Agreement, Mr. Continenza: (i) will receive an annual base salary in an amount equal to $1,000,000, (ii) will be entitled to an annual incentive award with an annual target award equal to 100% of his annual base salary, (iii) was granted, of the Effective Date, an award of 200,000 fully vested restricted stock units (“RSUs”) pursuant to the Company’s 2013 Omnibus Incentive Plan, as amended and restated (the “Plan”), and (iv) on the Effective Date was, and on each anniversary of the Effective Date during the Term, will be granted an award of 300,000 unvested RSUs, which RSUs will vest in substantially equal annual installments over a three-year period following the applicable grant date.

The New Employment Agreement contains notice and negotiation provisions the result of which, under certain circumstances, may result in the Term being automatically renewed for successive three-year periods. During any renewal periods, if applicable, the terms of Mr. Continenza’s employment will remain the same except the number of unvested RSUs granted annually on the applicable anniversary of the Effective Date will, instead of being a fixed number of 300,000 RSUs, be equal to $3,000,000 divided by the volume-weighted average price per share of common stock of the Company, par value $.01 per share (“Common Stock”), for the twenty (20) trading days prior to the date of grant.

In the event the Company terminates Mr. Continenza’s employment without “cause” or Mr. Continenza voluntarily terminates his employment for “good reason”, Mr. Continenza will be eligible to receive, subject to Mr. Continenza executing, delivering and not revoking a release of claims, (i) an amount equal to two years of his annual base salary and two years of his annual incentive award, (ii) any earned but unpaid annual incentive award for the fiscal year ending immediately prior to the year in which his employment was terminated, (iii) an amount equal to his annual cash incentive award for the fiscal year in which his employment is terminated, pro-rated based upon the number of days from the beginning of such fiscal year through the date his employment terminates, (iv) accelerated vesting of the next tranche of unvested RSUs that would have vested but for the termination of his employment, and (v) continued participation in all health, medical and dental plans and programs maintained by the Company for 24 months and payment of all required contributions to maintain such coverage.

The New Employment Agreement also provides that Mr. Continenza will not have the right to exercise any stock options granted to him pursuant to the terms of any award granted to him in February 2019 or July 2020 under the Plan to the extent that, after giving effect to the issuance of the Common Stock resulting from such exercise, Mr. Continenza (together with his affiliates and any person acting as a group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-5(b)(1) promulgated thereunder)), would beneficially own more than 4.99% (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) of the then issued and outstanding shares of Common Stock.

The above summary of the New Employment Agreement is qualified in its entirety by reference to the full text of the New Employment Agreement, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY
Date: March 1, 2021	By:	/s/ David E. Bullwinkle
	Name:	David E. Bullwinkle
	Title:	Chief Financial Officer and Senior Vice President